UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
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Ocean Power Technologies, Inc.

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1590 Reed Road
Pennington, NJ 08534 USA
Tel: 609-730-0400 — Fax: 609-730-0404

August 26, 2011

Dear Stockholder,

We cordially invite you to attend our 2011 Annual Meeting of Stockholders to be held at 9:00 a.m. Eastern Daylight Time on Thursday, October 6, 2011 at our offices at 1590 Reed Road, Pennington, NJ 08534. The attached notice of annual meeting and proxy statement describe the business we will conduct at the meeting and provide information about Ocean Power Technologies, Inc. that you should consider when you vote your shares.

Your vote is very important, regardless of the number of shares you hold. Whether or not you plan to attend the meeting, please carefully review the enclosed proxy statement and then cast your vote.

We hope that you will join us on October 6, 2011.

Sincerely,

Dr. George W. Taylor
Executive Chairman

OCEAN POWER TECHNOLOGIES, INC.
1590 Reed Road
Pennington, NJ 08534

Notice of 2011 Annual Meeting of Stockholders

NOTICE IS HEREBY GIVEN that the 2011 Annual Meeting of Stockholders of Ocean Power Technologies, Inc., a Delaware corporation, will be held on:

Date:	October 6, 2011

Time:	9:00 a.m. Eastern Daylight Time

Place:	1590 Reed Road Pennington, NJ 08534 USA

Purposes:	1. To elect six persons to our Board of Directors;

2. To consider and take action on the ratification of the selection of KPMG LLP as our independent registered public accounting firm for fiscal 2012;

3. To conduct a nonbinding advisory vote on executive officer compensation;

4. To conduct a nonbinding advisory vote on the frequency of future advisory votes on executive officer compensation; and

5. To transact such other business as may properly come before the meeting or any adjournments thereof.

Record Date:	The Board of Directors has fixed the close of business on August 19, 2011 as the record date for determining stockholders entitled to notice of, and to vote at, the meeting or any adjournment or postponement of the meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2011 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON OCTOBER 6, 2011:

Copies of this proxy statement and of our annual report for the fiscal year ended April 30, 2011 are available by visiting the following website: http://phx.corporate-ir.net/phoenix.zhtml?c=155437&p=proxy

FOR THE BOARD OF DIRECTORS

/s/  Brian M. Posner
Brian M. Posner
Chief Financial Officer,
Secretary and Treasurer

Pennington, NJ
August 26, 2011

OCEAN POWER TECHNOLOGIES, INC.
1590 Reed Road
Pennington, NJ 08534

PROXY STATEMENT
Annual Meeting of Stockholders To Be Held October 6, 2011

GENERAL INFORMATION

This Proxy Statement is furnished to stockholders of Ocean Power Technologies, Inc., a Delaware corporation (the “Company”), in connection with the solicitation by our Board of Directors of proxies for use at our Annual Meeting of Stockholders (the “Meeting”). The Meeting is scheduled to be held on Thursday, October 6, 2011, at 9:00 a.m., Eastern Daylight Time, at our offices located at 1590 Reed Road, Pennington, NJ. We anticipate that this Proxy Statement and the enclosed form of proxy will be mailed to stockholders on or about August 26, 2011.

At the Meeting, stockholders will be asked to vote upon: (1) the election of six directors; (2) the ratification of the selection of our independent registered public accounting firm for fiscal 2012; (3) the nonbinding advisory vote on executive officer compensation; (4) the nonbinding advisory vote on the frequency of future advisory votes on executive officer compensation and (5) such other business as may properly come before the Meeting and at any adjournments thereof.

Voting Rights and Votes Required

The close of business on August 19, 2011 has been fixed as the record date for the determination of stockholders entitled to receive notice of and to vote at the Meeting. As of the close of business on such date, we had outstanding and entitled to vote 10,394,721 shares of common stock, par value $0.001 per share (the “Common Stock”). Because stockholders often cannot attend the meeting in person, a large number of shares is usually represented by proxy. You may vote your shares by completing the proxy card and mailing it in the envelope provided. Stockholders who hold shares in “street name” should refer to their proxy card or the information forwarded by their bank, broker or other holder of record for instructions on the voting options available to them.

A majority of the shares of Common Stock entitled to vote at the Meeting must be represented in person or by proxy at the Meeting in order to constitute a quorum for the transaction of business. The record holder of each share of Common Stock entitled to vote at the Meeting will have one vote for each share so held. Abstentions and broker nonvotes will count for quorum purposes.

Directors are elected by a plurality of the votes cast. Stockholders may not cumulate their votes. The six candidates receiving the highest number of votes will be elected. If the shares you own are held in street name by a bank or brokerage firm, that bank or brokerage firm, as the record holder of your shares, is required to vote your shares according to your instructions. If you do not instruct your bank or broker how to vote with respect to this item, your bank or broker may not vote with respect to this proposal. In tabulating the votes, votes withheld in connection with the election of one or more nominees and broker nonvotes will be disregarded and will have no effect on the outcome of the vote.

The proposal to ratify the selection of our independent registered public accounting firm requires the affirmative vote of a majority of the votes cast for approval. Abstentions will be disregarded and will have no effect on the outcome. Broker non-votes will not occur in connection with this proposal. The proposal to approve the compensation of our Executive Officers by a nonbinding advisory vote requires the affirmative vote of a majority of the votes cast for approval. The proposal on the frequency of future nonbinding advisory votes to approve the compensation of our Executive Officers receiving the greatest number of votes (every one, two or three years) will be considered the frequency recommended by stockholders. Abstentions and broker nonvotes will be disregarded and will have no effect on the outcome of either of these proposals.

Voting of Proxies

If the accompanying proxy is properly executed and returned, the shares represented by the proxy will be voted at the Meeting as specified in the proxy. If no instructions are specified, the shares represented by any properly executed proxy will be voted FOR the election of the nominees listed below under “Election of Directors,” the ratification of the selection of our independent registered public accounting firm and the approval of the compensation of our Executive Officers by a nonbinding advisory vote and for ONE YEAR as the frequency of future nonbinding votes to approve the compensation of our Executive Officers.

Revocation of Proxies

Any proxy given pursuant to this solicitation may be revoked by a stockholder at any time before it is exercised by: (i) providing written notice to our Secretary, (ii) delivery to us of a properly executed proxy bearing a later date, or (iii) voting in person at the Meeting.

Solicitation of Proxies

We will bear the cost of this solicitation, including amounts paid to banks, brokers, and other record owners to reimburse them for their expenses in forwarding solicitation materials regarding the Meeting to beneficial owners of Common Stock. The solicitation will be by mail, with the materials being forwarded to stockholders of record and certain other beneficial owners of Common Stock, and by our officers and other regular employees (at no additional compensation). Such officers and employees may also solicit proxies from stockholders by personal contact, by telephone, or by other means if necessary in order to assure sufficient representation at the Meeting.

Computershare Investor Services has been retained to receive and tabulate proxies.

MATTERS SUBJECT TO STOCKHOLDER VOTE

1.	ELECTION OF DIRECTORS

Pursuant to our by-laws, our directors serve one-year terms and are elected for a new one-year term at each annual meeting of stockholders.

The six persons listed in the table below have been designated by the Board of Directors as nominees for election as directors with terms expiring at the 2012 annual meeting. Unless a contrary direction is indicated, it is intended that proxies received will be voted for the election as directors of the six nominees, to serve for one-year terms, and in each case until their successors are elected and qualified. Each of the nominees has consented to being named in this Proxy Statement and to serve as a director if elected. In the event any nominee for director declines or is unable to serve, the proxies may be voted for a substitute nominee selected by the Board of Directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES.

All of our directors bring to our Board of Directors executive leadership experience from their service as executives and/or directors of other entities. The biography of each of the nominees below contains information regarding the person’s service as a director, business experience, director positions held currently or at any time during the last five years, and the experiences, qualifications, attributes and skills that caused the Nominating and Corporate Governance Committee and our Board of Directors to determine that the person should serve as a director, given our business and structure.

		Position(s) with Ocean Power	Served as Director
Name	Age	Technologies, Inc.	From

David L. Davis	50	New Nominee for Director	—
Thomas J. Meaney	76	Director	2006
Bruce A. Peacock	60	New Nominee for Director	—
Seymour S. Preston III	77	Vice-Chairman and Lead	2003
		Independent Director
Dr. George W. Taylor	77	Executive Chairman	1984
Charles F. Dunleavy	62	Chief Executive Officer	1990
		and Director

David L. Davis is a new nominee for director.  He has been the Vice President, PJM Development of NRG Energy, Inc., a leading independent power producer, since October 2007. Prior to joining NRG Energy, Inc., he served as a consultant to the energy industry, focusing on energy project acquisitions and development. In 2005 and 2006, Mr. Davis held the position of Executive Vice President, Corporate Strategy & Development for Perennial Power Holdings, a subsidiary of Sumitomo Corporation, where he focused on acquiring and developing ownership positions in power generation facilities in the United States. From 1996 through mid-2005, Mr. Davis held business development and strategy positions at Mirant Corporation, including positions as Director, Strategic Transactions and Project Director. Mr. Davis graduated from the University of Michigan Law School with a Doctorate of Jurisprudence. He also graduated from Purdue University with a Bachelor of Science in Nuclear Engineering. Mr. Davis has been admitted to practice law in Illinois and Washington, D.C. and was a licensed professional engineer in the state of Michigan. We believe Mr. Davis’ qualifications to sit on our Board of Directors include his significant experience in the electric power industry and project evaluation skills, including projects in the renewable energy industry.

Thomas J. Meaney has been a director since June 2006.  He has been the president, chief executive officer and a director of Mikros Systems Corp., an electronics equipment company, since 1986. From 1983 to 1986, Mr. Meaney served as a senior vice president and director at Robotic Vision Systems, Inc., an electronics company. From 1977 to 1983, he served as the vice president of business development of the Norden Systems Division of United Technologies Corp., an electronics company. Mr. Meaney holds a Master of Science degree in Mechanical Engineering from Drexel University and a Bachelors degree in Mechanical Engineering from Villanova University. We believe Mr. Meaney’s qualifications to sit on our Board of Directors include his significant experience in the electronics industry and his prior board experience at other companies.

Bruce A. Peacock is a new nominee for director.  Mr. Peacock has served as a director at Discovery Laboratories, Inc. since September 2010. Since May 2006, Mr. Peacock has served as a Venture Partner with SV Life Sciences Advisors, LLC; since September 2010, as Chief Business Officer of Ophthotech Corporation; and since February 2011, as Co-Chairman and Director of Alba Therapeutics. Prior to joining SV Life Sciences Advisors, LLC, he served as Chief Executive Officer and director of The Little Clinic, a medical care services company. From 2002 to 2005, he served as President and Chief Executive Officer and a director of Adolor Corporation, a publicly-held biotechnology company. Previously, Mr. Peacock served as President, Chief Executive Officer and Director of Orthovita, Inc., a publicly-held orthopedic biomaterials company; as Executive Vice President, Chief Operating Officer and Director of Cephalon, Inc.; and as Chief Financial Officer of Centocor, Inc. Mr. Peacock also has served as a member of the boards of directors of Pharmacopeia, Inc. (2004-2008), Ligand Pharmaceuticals Incorporated (2008-2009), and NeurogesX, Inc. (2007-2009). Mr. Peacock earned a bachelor’s degree in Business Administration from Villanova University and is a Certified Public Accountant. We believe Mr. Peacock’s qualifications to sit on our Board of Directors include his significant experience in financial matters and his prior board and executive experience at other companies.

Seymour S. Preston III has been a director since September 2003. Mr. Preston has been our vice chairman and lead independent director since January 2009. Since 1994, Mr. Preston has been President of

The Millrace Group, a management consulting firm. Mr. Preston is also a director and serves on the audit committee of Independent Publications, Inc., a newspaper publisher. Mr. Preston was a director of Albemarle Corporation, a specialty chemicals company, from 1996 to 2008; Scott Specialty Gas Corporation, a provider of gases for calibration, testing and emission standards, from 1994 to 2007; and, Tufco Technologies, Inc., a consumer products contract manufacturing company, from 1999 to 2009. From 1994 to 2003, he was the chairman and chief executive officer of AAC Engineered Systems, Inc., a privately-held manufacturing company. Over the period from 1961 to 1989, Mr. Preston held various positions at Pennwalt Corporation, including serving as president, chief operating officer and director from 1978 to 1989. Mr. Preston served as president and chief executive officer of Elf Atochem North America, Inc., a chemical and plastics company, from 1990 to 1993. Mr. Preston received his Masters of Business Administration from Harvard Business School and his B.A. degree from Williams College. We believe Mr. Preston’s qualifications to sit on our Board of Directors include his leadership and business skills. Mr. Preston has prior experience as a chairman, chief executive officer, board member, audit committee member and president of several companies.

Dr. George W. Taylor has served as our executive chairman since January 2009. Prior to January 2009, Dr. Taylor had served as our chief executive officer since 1993 and as a director since 1984, when he co-founded our company. From 1990 to 2004, Dr. Taylor was our president, and from 1984 to 1990, he was our vice president. In 1979, he co-founded and served as president of Princeton Research Associates, Inc., a consulting engineering, technical marketing and product development company. In 1970, Dr. Taylor co-founded Princeton Materials Science, Inc., a manufacturer of liquid crystal displays and digital watches. Dr. Taylor received a Bachelor of Engineering degree with First Class Honours in Electrical Engineering and a Doctor of Engineering degree from the University of Western Australia and a Ph.D. in Electrical Engineering degree from the University of London. He is a Fellow of the Institute of Engineers, Australia and the Institute of Electrical Engineers, London. We believe Dr. Taylor’s qualifications to sit on our Board of Directors include his leadership skills, business development experience and technical knowledge. Dr. Taylor has been a director of the Company for over 25 years and offers the perspective, institutional knowledge and deep understanding of our business accumulated over his many years of involvement with the Company.

Charles F. Dunleavy has served as our chief executive officer since January 2010. Prior to his appointment as our chief executive officer, he served as our chief financial officer and our senior vice president since 2001 and as our treasurer, secretary and director since 1990. From 1993 to 2001, Mr. Dunleavy served as our vice president, finance. From 1990 to 1993, Mr. Dunleavy served as vice president and chief financial officer of Whole Systems International Corp., a privately held company specializing in multimedia instructional systems and information technology. From 1983 to 1990, Mr. Dunleavy was the corporate controller for Intermetrics, Inc., a publicly held software engineering company that is now a part of Titan Corporation. Mr. Dunleavy holds a Master of Business Administration degree with honors from Rutgers Graduate School of Business Administration. He received his A.B. degree from Colgate University with honors. We believe Mr. Dunleavy’s qualifications to sit on our Board of Directors include his leadership skills and significant business development, finance and capital market experience. In addition, Mr. Dunleavy has over 20 years of experience with the Company and over that time has developed a significant perspective, institutional knowledge and understanding of the Company’s business.

Executive Officers

We have one executive officer who is not also a director:

Name	Age	Position with Ocean Power Technologies, Inc.

Brian M. Posner	49	Chief Financial Officer, Secretary and Treasurer

Brian M. Posner has served as our chief financial officer since June 2010. From January 2009 until its sale to Covidien plc in September 2009, Mr. Posner was chief financial officer of Power Medical Interventions, a publicly-traded medical device company. From June 1999 to December 2008, Mr. Posner served in a series of positions of increasing responsibility with Pharmacopeia, Inc., a clinical development stage biopharmaceutical company, culminating in his service as Executive Vice President and Chief Financial Officer from May 2006 to December 2008. Mr. Posner also worked at other early-stage and publicly-held businesses and served on the audit staff of PricewaterhouseCoopers LLP where he had a diverse group of clients in the manufacturing, banking and natural resources sectors. Mr. Posner is a Certified Public Accountant and holds a Master of Business Administration degree from Pace University and a Bachelors degree in accounting from Queens College in New York City.

Director Compensation

Effective for director services rendered after the meeting held on October 7, 2010, each non-employee director annually receives $15,000 and a choice of either (a) an option worth $20,000, based on the Black-Scholes formula, to purchase shares of common stock that is fully vested at the time of grant, or (b) common stock of the Company worth $20,000, which vests in equal installments over three years. Each non-employee director also receives $3,000 for each Board meeting he attends in person or by video or teleconference, $2,500 for each Audit Committee meeting he attends in person or by video or teleconference, $2,000 for each Compensation Committee he attends in person or by video or teleconference and $1,500 for each Nominating and Corporate Governance Committee meeting he attends in person or by video or teleconference.

We reimburse each non-employee director for out-of-pocket expenses incurred in connection with attending our Board and Board committee meetings. Compensation for our directors, including cash and equity compensation, is determined, and remains subject to adjustment, by our Board of Directors.

The following table summarizes compensation paid to our non-employee directors in fiscal 2011.

	Fees Earned or	Restricted Stock
	Paid in Cash	Awards ($)	All Other	Total
Name	($)	(1)(3)	Compensation ($)	($)

J. Victor Chatigny(4)	45,000	10,000	—	55,000
Paul F. Lozier(4)	38,500	10,000	—	48,500
Thomas J. Meaney	36,500	10,000	85,000 (2)	131,500
Seymour S. Preston III	45,000	10,000	—	55,000

(1)	Represents the fair value of the shares on October 7, 2010, the date of grant, in accordance with Accounting Standards Codification (ASC) No. 718, Compensation — Stock Compensation (ASC 718). The amount includes restricted stock awards granted to our non-employee directors for service on the Board of Directors during fiscal 2011.

(2)	Mr. Meaney is a party to a consulting agreement with the Company for the provision of marketing services and receives fees from the Company of $950 per day of services provided. The amount in this column reflects consulting fees paid for fiscal 2011.

(3)	At fiscal year-end, option awards outstanding to each of the non-employee directors were as follows: Mr. Chatigny — 0; Mr. Lozier — 3,000; Mr. Meaney — 5,000; and Mr. Preston — 7,500.

(4)	Mr. Chatigny and Mr. Lozier are not standing for re-election at the annual meeting of stockholders on October 6, 2011.

Corporate Governance

Our Board of Directors believes that good corporate governance is important to ensure that Ocean Power Technologies, Inc. is managed for the long-term benefit of our stockholders. This section describes key corporate governance guidelines and practices that our Board has adopted. Complete copies of our corporate governance guidelines, committee charters and code of business conduct and ethics are available on the corporate governance section of our website, www.oceanpowertechnologies.com. Alternatively, you can request a copy of any of these documents by writing to our Secretary at 1590 Reed Road, Pennington, NJ 08534.

Corporate Governance Guidelines

Our Board has adopted corporate governance guidelines to assist in the exercise of its duties and responsibilities and to serve the best interests of Ocean Power Technologies, Inc. and our stockholders. These guidelines, which provide a framework for the conduct of the Board’s business, provide that:

•	the Board’s principal responsibility is to oversee the management of Ocean Power Technologies, Inc.;

•	a majority of the members of the Board shall be independent directors;

•	the non-employee directors shall meet regularly in executive session;

•	directors have full and free access to management and, as necessary and appropriate, independent advisors; and

•	at least annually, the Board and its committees will conduct a self-evaluation to determine whether they are functioning effectively.

Board Determination of Independence

Under applicable NASDAQ rules, a director will only qualify as an “independent director” if, in the opinion of our Board of Directors, that person does not have a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Our Board has determined that none of Mr. Chatigny, Mr. Lozier, Mr. Meaney or Mr. Preston has a relationship that would interfere, or has interfered, with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is an “independent director” as defined under Rule 5605(a)(2) of the NASDAQ Marketplace Rules. In addition, the Board has determined that each of Mr. Davis and Mr. Peacock, who are nominees for election at the Meeting, would be an “independent director” under those Rules.

In determining the independence of the directors listed above, our Board considered each of the transactions discussed in “Certain Relationships and Related Person Transactions” and, in the case of Mr. Meaney, a consulting agreement for marketing services that was entered into prior to Mr. Meaney joining the Board. See “Board Committees — Audit Committee” below for a discussion of this consulting agreement.

Meetings of the Board of Directors

The Board of Directors held four meetings during fiscal 2011. During fiscal 2011, each director attended at least 75% of the aggregate of the total number of meetings of (a) the Board of Directors and (b) the committees on which the director served.

Our corporate governance guidelines provide that directors are expected to attend the annual meeting of stockholders. All directors attended the 2010 annual meeting of stockholders.

Board Leadership Structure

The Board of Directors is led by the executive chairman, who is also an executive officer of the Company. The Company’s chief executive officer is also a member of the Board of Directors. The Board of Directors has also established the position of vice chairman and lead independent director. The Board of Directors believes that this leadership structure is appropriate for the Company at this time because this structure not only separates the leadership of the Board of Directors from the duties of day-to-day leadership of the Company, but it also provides a balanced approach to managing the Board of Directors and overseeing the Company. In particular, the current leadership structure permits the chief executive officer to focus his full-time attention on the Company’s business, the supervision of which has become increasingly important as the Company has grown. Similarly, this leadership structure permits the executive chairman to direct his attention to strategic planning, business development and the Board of Directors’ oversight responsibilities. The executive chairman and chief executive officer consult periodically with the vice chairman and lead independent director on matters facing the Board of Directors and the Company. In addition, the vice chairman and lead independent director serves as the principal liaison between the executive chairman and the independent directors and presides at executive sessions of non-management directors at meetings and at the annual meeting of stockholders. The Board of Directors recognizes that, depending on the circumstances, other leadership structures might be appropriate. Accordingly, the Board of Directors periodically reviews its leadership structure.

Board Committees

Our Board of Directors has established three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Each committee operates under a charter that has been approved by the Board.

The charters of all Board committees are available on our website at www.oceanpowertechnologies.com.

Our Board has determined that all of the members of the Compensation Committee and the Nominating and Corporate Governance Committee are independent as defined under Rule 5605(a)(2) of the NASDAQ Stock Market. Our Board has also determined that all Audit Committee members meet the independence requirements contemplated by Rule 5605(c) of the NASDAQ Stock Market and Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Audit Committee.  The current members of our Audit Committee are J. Victor Chatigny, Paul F. Lozier and Seymour S. Preston III. Paul F. Lozier is the chair of the committee. J. Victor Chatigny, Paul F. Lozier and Seymour S. Preston III are our Audit Committee financial experts. The Audit Committee met four times in fiscal 2011. Mr. Chatigny and Mr. Lozier are not standing for re-election as directors at the Meeting and therefore will be stepping down from the Audit Committee as of the meeting date. The Board will appoint two other independent directors to the Audit Committee in the near future.

Our Audit Committee assists our Board of Directors in its oversight of the integrity of our consolidated financial statements, our independent registered public accounting firm’s qualifications, independence and performance.

Our Audit Committee’s responsibilities include: appointing, approving the compensation of, and assessing the independence of, our independent registered public accounting firm; overseeing the work of our independent registered public accounting firm, including through the receipt and consideration of reports from our independent registered public accounting firm; reviewing and discussing with management and our independent registered public accounting firm our annual and quarterly consolidated financial statements and related disclosures; monitoring our internal control over financial reporting, disclosure controls and procedures and code of business conduct and ethics; establishing procedures for the receipt and retention of accounting related complaints and concerns; meeting independently with our independent registered public accounting firm and management; and preparing the Audit Committee report required by Securities and Exchange Commission (“SEC”) rules.

Compensation Committee.  The current members of our Compensation Committee are J. Victor Chatigny, Thomas J. Meaney and Seymour S. Preston III. Seymour S. Preston III is the chair of the committee. Our Compensation Committee assists our Board of Directors in the discharge of its responsibilities relating to the compensation of our executive officers. Mr. Chatigny is not standing for re-election as a director at the Meeting and therefore will be stepping down from the Compensation Committee as of the meeting date. The Board will appoint another independent director to the Compensation Committee in the near future.

Our Compensation Committee’s responsibilities include: reviewing and approving, or making recommendations to the Board of Directors with respect to, our executive chairman’s and chief executive officer’s compensation; evaluating the performance of our executive officers and reviewing and approving, or making recommendations to the Board of Directors with respect to, the compensation of our executive officers; overseeing and administering, and making recommendations to the Board of Directors with respect to, our cash and equity incentive plans; reviewing and making recommendations to the Board of Directors with respect to director compensation; reviewing and recommending inclusion of our “Compensation Discussion and Analysis” in our annual report or proxy statement; and preparing the Compensation Committee report required by SEC rules. The Compensation Committee met four times in fiscal 2011.

The Compensation Committee has the authority to retain compensation consultants and other outside advisors to assist in the evaluation of executive officer compensation. To date, the Compensation Committee has utilized independent salary surveys in lieu of retaining such advisors or consultants.

The processes and procedures followed by our Compensation Committee in considering and determining executive compensation are described below in the Compensation Discussion and Analysis section of this Proxy Statement.

Additional information regarding compensation of executive officers is provided on pages 13 through 27 of this Proxy Statement.

Nominating and Corporate Governance Committee.  The members of our Nominating and Corporate Governance Committee are Thomas J. Meaney and Paul F. Lozier. Thomas J. Meaney is the chair of the committee. Mr. Lozier is not standing for re-election as a director at the Company Meeting and therefore will be stepping down from the Nominating and Corporate Governance Committee as of the meeting date. The Board will appoint one or more additional independent directors to the Nominating and Corporate Governance Committee in the near future.

Our Nominating and Corporate Governance Committee’s responsibilities include: recommending to the Board of Directors the persons to be nominated for election as directors or to fill vacancies on the Board of Directors and to be appointed to each of the Board’s committees; overseeing an annual review by the Board of Directors with respect to management succession planning; developing and recommending to the Board of Directors corporate governance principles and guidelines; and, overseeing periodic evaluations of the Board of Directors. The Nominating and Corporate Governance Committee met one time in fiscal 2011.

Risk Oversight

The Board of Directors has an active role, as a whole and also at the committee level, in overseeing management of the Company’s risks. The Board of Directors regularly reviews information regarding the Company’s financial position and operations, as well as the risks associated with each. While the Board of Directors is ultimately responsible for risk oversight at the Company, our Board committees assist the Board of Directors in fulfilling its oversight responsibilities in certain areas of risk. The Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities with respect to risk management in the areas of financial reporting, internal controls and compliance with legal and regulatory requirements. The Compensation Committee assists the Board of Directors in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation policies and programs. The Nominating and Corporate Governance Committee assists the Board of Directors in fulfilling its oversight responsibilities with respect to the management of risks associated with the Board organization, membership and structure of the Board of Directors, succession planning for our directors and executive officers, and corporate governance.

Director Nomination Process

The current nominees for election to the Board were nominated by the full Board of Directors. At the Meeting, stockholders will be asked to consider the election of David L. Davis, Thomas J. Meaney, Bruce A. Peacock, Seymour S. Preston III, Dr. George W. Taylor, and Charles F. Dunleavy. David L. Davis and Bruce A. Peacock are being nominated for election as directors for the first time. Mr. Davis and Mr. Peacock were originally proposed to the Board by our Executive Chairman, approved by our Nominating and Corporate Governance Committee, and included by the Board among its nominees.

The process followed by our Nominating and Corporate Governance Committee to identify and evaluate director candidates includes requests to Board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the Nominating and Corporate Governance Committee and the Board.

In considering whether to recommend any particular candidate for inclusion in the Board’s slate of recommended director nominees, our Nominating and Corporate Governance Committee applies the criteria set forth in our corporate governance guidelines. These criteria include the candidate’s integrity, business acumen, knowledge of our business and industry or of other industries with comparable risks and issues, experience, diligence, potential conflicts of interest and the ability to act in the interests of all stockholders. The Nominating and Corporate Governance Committee considers the value of diversity when recommending candidates. The committee views diversity broadly to include diversity of experience, skills and viewpoint. The Nominating and Corporate Governance Committee does not assign specific weights to particular criteria and no particular criterion is a prerequisite for each prospective nominee. Our Board believes that the backgrounds and qualifications of its directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow it to fulfill its responsibilities.

Stockholders may recommend individuals to our Nominating and Corporate Governance Committee for consideration as potential director candidates. The Nominating and Corporate Governance Committee will evaluate stockholder-recommended candidates by following the same process and applying the same criteria as it follows for candidates submitted by others.

Stockholders may directly nominate a person for election to our Board by complying with the procedures set forth in Article I, Section 1.10 of our by-laws, and with the rules and regulations of the SEC. Under our by-laws, only persons nominated in accordance with the procedures set forth in the by-laws will be eligible to serve as directors. In order to nominate a candidate for service as a director, you must be a stockholder at the time you give the Board notice of your nomination, and you must be entitled to vote for the election of directors at the meeting at which your nominee will be considered. In accordance with our by-laws, director nominations generally must be made pursuant to notice to our Secretary delivered to or mailed and received at our principal executive offices at 1590 Reed Road, Pennington, NJ 08534, not later than the 90th day, nor earlier than the 120th day, prior to the first anniversary of the prior year’s annual meeting of stockholders. Your notice must set forth (i) the name, age, business address and residence address of the nominee, (ii) the principal occupation or employment of the nominee, (iii) the class and number of shares of capital stock of Ocean Power Technologies, Inc. owned beneficially or of record by the nominee and (iv) all other information relating to the nominee that is required to be disclosed in solicitations of proxies for the election of directors in an election contest, or is otherwise required, in each case, pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. The stockholder making the nomination must include his or her name and address, a statement as to the class and amount of shares beneficially owned by the stockholder, a description of any arrangements or understandings between the stockholder and the nominee, a representation that the stockholder intends to appear in person or by proxy at the annual meeting and a representation as to whether such stockholder intends, or is part of a group that intends, to deliver a proxy statement/and or solicit proxies.

Communicating with the Independent Directors

Our Board will give appropriate attention to written communications that are submitted by stockholders, and will respond if and as appropriate. The executive chairman (if an independent director), or the lead independent director (if one is appointed), or otherwise the chairman of the Nominating and Corporate Governance Committee is primarily responsible for monitoring communications from stockholders and for providing copies or summaries to the other directors as he or she considers appropriate.

Communications are forwarded to all directors if they relate to important substantive matters and include suggestions or comments considered to be important for the directors to know. In general, communications relating to corporate governance and corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which we receive repetitive or duplicative communications.

Stockholders who wish to send communications on any topic to our Board should address such communications to Board of Directors c/o Secretary, Ocean Power Technologies, Inc., 1590 Reed Road, Pennington, NJ 08534.

Code of Ethics

We have adopted a Code of Business Conduct and Ethics that applies to our employees, officers (including our principal executive officer and principal financial officer) and directors. The Code of Business Conduct and Ethics is posted on our website at www.oceanpowertechnologies.com and can also be obtained free of charge by sending a request to our Secretary at 1590 Reed Road, Pennington, NJ 08534. Any changes to or waivers under the Code of Business Conduct and Ethics as it relates to our executive chairman, chief executive officer, chief financial officer, controller or persons performing similar functions must be approved by our Board of Directors and will be disclosed in a Current Report on Form 8-K within four business days of the change or waiver.

Section 16(a) Beneficial Ownership Reporting Compliance

Pursuant to Section 16(a) of the Exchange Act and the rules issued thereunder, our executive officers and directors are required to file with the SEC reports of ownership and changes in ownership of Common Stock. Copies of such reports are required to be furnished to us. Based solely on a review of the copies of such reports furnished to us, or written representations that no other reports were required, we believe that during fiscal 2011, all of our executive officers and directors complied with the requirements of Section 16(a), except that one Form 4 for Charles Dunleavy was filed late in connection with the reporting of shares delivered back to the Company for payment of tax liability related to shares that vested.

2.	RATIFICATION OF THE SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors, in accordance with the recommendation of the Audit Committee, has selected KPMG LLP to audit our consolidated financial statements for fiscal 2012. KPMG LLP has audited our consolidated financial statements since fiscal 2005.

Although stockholder approval of the selection of KPMG LLP is not required by law, our Board of Directors believes it is advisable to give stockholders an opportunity to ratify this selection. If this proposal is not approved at the Meeting, the Board will reconsider its selection of KPMG LLP.

We expect representatives of KPMG LLP to attend the Meeting, to be available to respond to appropriate questions from stockholders, and to have the opportunity to make a statement if so desired.

Fees of Independent Registered Public Accounting Firm

The following table summarizes the fees of KPMG LLP, our independent registered public accounting firm, billed to us for each of the last two fiscal years.

Fee Category	Fiscal 2011	Fiscal 2010

Audit Fees(1)	$258,294	$257,968
Audit-Related Fees(2)	—	9,704
Tax Fees(3)	8,927	47,368
All Other Fees(4)	—	—

Total Fees	$267,221	$315,040

(1)	Audit fees consist of fees for the audit and quarterly reviews of our consolidated financial statements, assurance services provided in connection with the assessment and testing of internal control over financial reporting pursuant to Section 404 of the Sarbanes Oxley Act of 2002, and other professional services provided in connection with statutory and regulatory filings or engagements.

(2)	Audit-related fees consist of fees for assurance and related services that are reasonably related to the performance of the audit and the review of our consolidated financial statements and which are not reported under “Audit Fees.” Audit-related fees in fiscal 2010 consisted of fees for the review of, as well as the issuance of a consent on, a registration statement on Form S-8 and a review of grant milestones in the UK. We were not billed any “Audit-Related Fees” in fiscal 2011.

(3)	Tax fees for fiscal 2011 and fiscal 2010 include fees for tax return preparation assistance and review. Tax fees in fiscal 2010 also included fees for tax advice and a review of our ability to utilize tax loss carryforwards in accordance with Section 382 of the Internal Revenue Code.

(4)	We were not billed any “Other Fees” in fiscal 2011 or fiscal 2010.

Pre-Approval Policies and Procedures

The Audit Committee’s policy is that all audit services and all non-audit services to be provided to us by our independent registered public accounting firm must be approved in advance by our Audit Committee. The Audit Committee’s approval procedures include the review and approval of engagement letters from our independent registered public accounting firm that document the fees for all audit services and non-audit services, primarily tax advice and tax return preparation and review.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL TO RATIFY THE SELECTION OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2012.

ADDITIONAL INFORMATION

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information regarding the beneficial ownership of Common Stock as of July 31, 2011 by (a) each person known by us to be the beneficial owner of more than 5% of the outstanding shares of Common Stock, (b) each named executive officer identified in the Summary Compensation Table below, (c) each director and nominee for director, and (d) all executive officers and directors as a group.

Percentage of Common Stock outstanding is based on 10,276,858 shares of our Common Stock outstanding as of July 31, 2011. For purposes of the table below, and in accordance with the rules of the SEC, we deem shares of Common Stock subject to options that are currently exercisable or exercisable within sixty days of July 31, 2011 and restricted stock that is currently vested or that will vest within sixty days of July 31, 2011, to be outstanding and to be beneficially owned by the person holding the options for the purpose of computing the percentage ownership of that person, but we do not treat them as outstanding for the purpose of computing the percentage ownership of any other person. Except as otherwise noted, the persons or entities in this table have sole voting and investing power with respect to all of the shares of Common Stock beneficially owned by them, subject to community property laws, where applicable. Except as otherwise set forth below, the street address of the beneficial owner is c/o Ocean Power Technologies, Inc., 1590 Reed Road, Pennington, NJ 08534.

Name	Amount	Percentage

Executive Officers and Directors
Dr. George W. Taylor(1)	583,344	5.6
Charles F. Dunleavy(2)	325,489	3.1
Brian M. Posner(3)	11,410	*
Paul F. Lozier(4)	11,183	*
Thomas J. Meaney(5)	13,758	*
Seymour S. Preston III(6)	18,746	*
J. Victor Chatigny	11,031	*
Bruce A. Peacock	—	*
David L. Davis	—	*
All current executive officers and directors as a group (7 individuals)(7)	974,961	9.2

*	Represents a beneficial ownership of less than one percent of our outstanding Common Stock.

(1)	Includes 543 shares held by Princeton Research Associates, Inc. Dr. Taylor is president and a director of Princeton Research Associates. Dr. Taylor disclaims beneficial ownership of the shares held by Princeton Research Associates except to the extent of his pecuniary interest therein. Also includes 125,000 shares of Common Stock issuable upon the exercise of options that are currently exercisable or exercisable within sixty days of July 31, 2011.

(2)	Includes 229,850 shares of Common Stock issuable upon the exercise of options that are currently exercisable or exercisable within sixty days of July 31, 2011.

(3)	Includes 6,000 shares of Common Stock issuable upon the exercise of options that are currently exercisable or exercisable within sixty days of July 31, 2011.

(4)	Includes 3,000 shares of Common Stock issuable upon the exercise of options that are currently exercisable or exercisable within sixty days of July 31, 2011.

(5)	Includes 5,000 shares of Common Stock issuable upon the exercise of options that are currently exercisable or exercisable within sixty days of July 31, 2011.

(6)	Includes 7,500 shares of Common Stock issuable upon the exercise of options that are currently exercisable or exercisable within sixty days of July 31, 2011.

(7)	Includes 376,350 shares of Common Stock issuable upon the exercise of options that are currently exercisable or exercisable within sixty days of July 31, 2011.

Certain Relationships and Related Person Transactions

Review and Approval of Related Person Transactions

The Audit Committee is charged with the responsibility of reviewing and approving all related person transactions (as defined in SEC regulations), and periodically reassessing any related person transaction entered into by the Company to ensure continued appropriateness. This responsibility is set forth in our Audit Committee charter. A related party transaction will only be approved if the members of the Audit Committee determine that the transaction is in the best interests of the Company. If a director is involved in the transaction, he or she will recuse himself or herself from all decisions regarding the transaction.

Related Person Transactions

In August 1999, the Company entered into a consulting agreement with one of our Board members, Mr. Meaney, for the provision of marketing services. Currently, this agreement provides for fees at a rate of $950 per day of services provided. Under this consulting agreement, the Company paid Mr. Meaney $85,000 for the fiscal year ended April 30, 2011. Mr. Meaney is also the chief executive officer of Mikros Systems Corp., a company that provided engineering and technical services to the Company. In fiscal 2011, the Company incurred expenses of approximately $207,000 for services provided by Mikros Systems Corp. The Company also provided design and technical services to Mikros Systems Corp., for which the Company recorded revenue of approximately $77,000 in fiscal 2011.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis provides a narrative describing how compensation for our named executive officers is established and should be read in conjunction with the compensation tables and related narrative descriptions set forth below.

Our Compensation Committee is responsible for overseeing the compensation of all of our executive officers. In this capacity, the Compensation Committee designs, implements, reviews and approves all compensation for our named executive officers. The goal of the Compensation Committee is to ensure that our compensation programs are aligned with our business goals and objectives and that the total compensation paid to each of our named executive officers is fair, reasonable and competitive.

Compensation Objectives and Philosophy

Our compensation programs are designed to attract and retain qualified and talented executives, motivating them to achieve our business goals and rewarding them for superior short- and long-term performance. In particular, our compensation programs are intended to reward the achievement of specified predetermined quantitative and qualitative goals and to align our executives’ interests with those of our stockholders in order to attain the ultimate objective of increasing stockholder value.

Elements of Total Compensation and Relationship to Performance

Key elements of these programs include:

•	base salary compensation designed to reward annual achievements, with consideration given to the executive’s qualifications, scope of responsibility, leadership abilities and management experience and effectiveness;

•	cash bonus awards designed to align executive compensation with business objectives and performance; and

•	equity-based incentive compensation, primarily in the form of stock options and restricted stock, the value of which is dependent upon the performance of our Common Stock, and which is subject to multi-year vesting that requires continued service and/or the attainment of certain performance goals.

Determining and Setting Executive Compensation

Our management develops our compensation plans by utilizing publicly available compensation and on-line survey data for a broad selection of national and regional companies, which we believe are generally comparable to the Company in terms of public ownership, organization structure, size and stage of development, and against which we believe we may compete for executive talent. The results of these analyses are reviewed with and approved by the Compensation Committee annually. We believe that these compensation practices provide us with appropriate compensation guidelines. The Compensation Committee generally targets compensation for our executives near the median range of compensation paid to similarly situated executives in comparable companies covered by the on-line survey data. Other considerations, including market factors, the unique nature of our business and the experience level of an executive, may dictate variations to this general target.

Our business is characterized by a long product development cycle, including a lengthy engineering and product-testing period and regulatory approval and licensing. Because of this, many of the traditional benchmarking metrics, such as product sales, revenues and profits are inappropriate for our company. Instead, the specific factors the Compensation Committee considers when determining our named executive officers’ compensation include:

•	key product development initiatives;

•	technology advancements;

•	achievement of regulatory and other commercial milestones;

•	establishment and maintenance of key strategic relationships;

•	implementation of appropriate financing strategies; and

•	financial and operating performance.

The Compensation Committee determines executive compensation after carefully reviewing corporate performance and performing a detailed evaluation of an executive’s annual performance against established goals. The Compensation Committee has implemented an annual performance review program for our executives under which annual corporate and individual performance goals are determined and set forth in writing at the beginning of each fiscal year. Annual corporate goals are proposed by our senior management and require the approval of our Board of Directors. Individual goals focus on contributions that facilitate the achievement of the corporate goals and are proposed by each executive and approved by the chief executive officer. On an annual basis, the Compensation Committee, the executive chairman, and the chief executive officer discuss and agree to the executive chairman’s and chief executive officer’s goals, as included in the Company’s business and financial plan for the following year. Annual salary changes, bonus payments and annual equity-based awards granted to our executives are at the discretion of the Compensation Committee, but are tied to the achievement of these corporate and individual performance goals.

Subsequent to the last quarter of each fiscal year, our senior management evaluates our corporate performance and each executive’s individual performance, as compared to the goals for that year. Based on this evaluation, the chief executive officer recommends to the Compensation Committee any annual executive salary changes, bonus payments or annual equity-based awards. The executive chairman’s and chief executive officer’s individual performance evaluations are conducted by the Compensation Committee, which also determines their compensation changes, bonus eligibility and equity-based awards. Bonuses and annual equity-based awards are granted by the Board of Directors in connection with the annual performance reviews. Any annual base salary changes for our executives are implemented at the same time.

Consideration of Risk

Our compensation programs are discretionary, balanced and focused on the long term. Under this structure, the highest amount of compensation can be achieved through consistent, superior performance over sustained periods of time. This provides strong incentives to manage the company for the long term, while avoiding excessive risk taking in the short term. Our goals and objectives reflect a balanced mix of quantitative and qualitative performance measures to avoid excessive weight on a single performance measure. Likewise, the elements of compensation are balanced among current cash payments and equity awards. With limited exceptions, the Compensation Committee retains a large amount of discretion to adjust compensation for quality of performance and adherence to company values. The Compensation Committee reviews the relationship between our policies and practices, corporate strategy and the incentive compensation we provide to our named executive officers to confirm that our incentive compensation does not encourage unnecessary and excessive risks.

Components of our Executive Compensation Program

The primary elements of our executive compensation program are:

•	base salary;

•	annual cash bonus;

•	a long-term incentive represented by stock options or restricted stock; and

•	insurance and other employee benefits.

The Company does not have a specific formal or informal policy or target for allocating compensation between long-term and short-term compensation, between cash and non-cash compensation or among different forms of non-cash compensation. The Compensation Committee, considering applicable information from comparable industry groups and after reviewing information provided by management, determines, for each named executive officer, subjectively what it believes to be the appropriate level and mix of the various compensation components.

The overall level of executive compensation and the forms of compensation utilized is based on reviews of the individual’s personal performance, the individual’s attainment of specific, written goals for himself or herself or his or her department, and the Company’s performance. Personal performance is evaluated by the chief executive officer for the named executive officers, other than himself or herself and the executive chairman, and by the Compensation Committee for the chief executive officer and executive chairman, in the areas of leadership, management skills, professional competence and creativity. The Compensation Committee considers the performance as assessed by the chief executive officer of each named executive officer other than the executive chairman and chief executive officer for these areas of personal performance. For the executive chairman, compensation is mainly tied to the business development performance of the Company, and for the chief executive officer, compensation is mainly tied to the performance of the entire company, although in each case the Compensation Committee does take into account certain elements of personal performance, as discussed below.

Our Compensation Committee includes experienced directors who serve or have served as members of the boards of other public companies. The Compensation Committee works closely with our chief executive officer, discussing with him our overall performance and his evaluation of, and compensation recommendations for, the other named executive officers. The Compensation Committee then utilizes its judgment and experience in making all compensation determinations, including appropriate base salary, bonus and equity grant determinations. The Compensation Committee’s determination of compensation levels is based upon what the members of the Compensation Committee deem appropriate, considering information such as the factors listed above.

In addition to the Company’s performance for the year, the Compensation Committee specifically took into consideration the following elements of individual performance for our executive chairman and chief executive officer in the determination of overall compensation levels:

•	For Dr. Taylor, his performance in leading Company achievements in the receipt of new orders of $10.3 million, the execution agreements with 14 agencies and interested stakeholder groups in connection with the Company’s project in Oregon and additions to the Company’s patent portfolio.

•	For Mr. Dunleavy, his contributions to meeting the Company’s goals, as well as his leadership, management achievements, contributions in advancing the Company’s core technology and in building the organization, and contributions in the area of business development.

•	For Mr. Posner, his contributions to meeting the Company’s goals, as well as his leadership and management achievements as chief financial officer in treasury, financial and tax regulatory compliance at both foreign and domestic levels.

Base Salary.  Base salaries are provided to named executive officers to compensate them with a fair and competitive base level of compensation for services rendered during the year. The Compensation Committee typically determines base salary for each executive based on the executive’s responsibilities, education, experience and, if applicable, the base salary level of the executive at his or her prior employment. The Compensation Committee does not benchmark overall compensation levels or any element of compensation; accordingly, it has not identified any companies that comprise a benchmark group. As there are no other publicly-held wave power companies, there is a dearth of comparable compensation information relative to our specific industry. The talent pool from which the Company now draws and in the foreseeable future will draw its named executive officers includes world-class companies in the utility, energy and technology sectors. In order to understand current compensation practices in such sectors, the Compensation Committee reviewed broad-based publicly available surveys for more general informational purposes, and also considered other factors in making compensation decisions. These other factors included the Compensation Committee’s own understanding of current market practices given the scope and breadth of each named executive officer’s responsibility, within the context of the Company’s challenging engineering goals and market opportunity. Generally, we believe that named executive officer base salaries should be targeted near the median range of salaries that are determined to be appropriate for a specific position. The Compensation Committee believes that our executive officers receive compensation slightly below the median range of compensation paid to similarly situated executives in companies covered by the publicly-available survey data. The minimum base salary is set by our employment agreements with our named executive officers.

In 2011, certain named executive officers received increases in base salary reflecting promotions, reviews of their annual performance and the levels of base salary paid by comparable companies for similar positions. See “Employment Agreements” on page 21.

Bonus.  The Compensation Committee has the authority to award annual bonuses to individual executives. For each executive, the Compensation Committee reviews specific performance criteria established each year and determines bonus awards based on the extent to which those criteria were achieved. The bonus criteria are not quantified performance targets, but are established in a manner intended to reward both overall corporate performance, an individual’s participation in attaining such performance and the executive’s performance against additional goals specific to each executive. The Compensation Committee has discretion over the amount of annual bonus awarded, if any. The annual bonus is paid in cash in an amount reviewed and approved by the Compensation Committee and ordinarily is paid in a single payment in the first quarter following the completion of the fiscal year.

Bonus amounts paid for fiscal 2011 to our named executive officers were awarded by the Compensation Committee based on Company and individual performance. In making these determinations, the Compensation Committee considered each named executive officer’s performance over the preceding twelve months, as well as the overall Company performance over the same period.

In determining 2011 annual cash bonuses for the named executive officers, the Compensation Committee considered the following aspects of Company performance and each named executive officer’s role in achieving his personal goals:

Company performance in 2011:  The Company’s performance is assessed by the Compensation Committee based on a framework that includes operational objectives, financial objectives and business development objectives. The criteria that the Compensation Committee currently uses to evaluate Company performance include:

•	advancement of our technology;

•	production performance including buoy deployments, quality and safety;

•	expansion of customer and strategic partner base;

•	meeting financial performance goals;

•	development and management of the employee base; and

•	maintenance of worldwide regulatory compliance.

Individual performance in 2011:  The Compensation Committee, in consultation with management, reviewed each executive’s individual contribution to the Company’s 2011 results in determining bonus payment amounts. The bonuses were subjectively determined by the Compensation Committee for the executive chairman, chief executive officer and each named executive officer while being mindful of the Company’s performance discussed above.

The Compensation Committee particularly considered the following:

•	For Dr. Taylor, his personal leadership of the Company in connection with the Company’s performance in fiscal 2011, in particular, the receipt of new orders of $10.3 million, the execution of agreements with 14 agencies and interested stakeholder groups in connection with the Company’s project in Oregon and additions to the Company’s patent portfolio. As the executive chairman, Dr. Taylor had responsibility for strategy and business development for the entire company, and therefore the Compensation Committee primarily considered these aspects of the Company’s performance in determining his bonus payment.

•	For Mr. Dunleavy, his achievements in business development, leading the preparation of several PowerBuoys for ocean deployment, including the grid connection of a PowerBuoy in Hawaii, advancing the core technology, and his personal leadership of the Company. The Compensation Committee considered his individual performance and the Company’s performance in determining his bonus payment.

•	For Mr. Posner, his achievements in guiding the Company through Sarbanes-Oxley compliance, communications with the investor community, and oversight of multinational regulatory compliance. The Compensation Committee considered his individual performance and the Company’s performance in determining his bonus payment.

The bonus amounts to be paid for fiscal 2012 will be determined by the Compensation Committee following a review of each executive’s individual performance and attainment of objectives, and Company performance.

Equity Awards.  We believe that long-term Company performance is best achieved through an ownership culture that encourages long-term performance by our executive officers through the use of equity-based awards. Our 2006 Stock Incentive Plan permits the grant of stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares and other stock-based awards. Our equity awards program is designed to:

•	reward demonstrated leadership and performance;

•	align executive officers’ interests with those of our stockholders;

•	retain executive officers through the term of the awards;

•	maintain competitive levels of compensation; and

•	motivate for outstanding future performance.

We compete for qualified executive personnel with many companies that have greater resources than we do. Accordingly, equity compensation is a crucial component of any competitive executive compensation package we may offer.

Our equity awards have taken the form of stock options and restricted stock. We typically grant stock options and/or restricted stock to each of our executive officers upon commencement of employment and annually in conjunction with our review of individual performance. All equity-based awards to our executive officers are approved by the Compensation Committee and, other than new hire grants, are typically granted at a regularly scheduled meeting of the Compensation Committee subsequent to the end of the fiscal year.

All stock options granted to our executives have exercise prices equal to the fair market value of our Common Stock on the date of grant, so that the recipient will earn no compensation from his or her options unless the share price increases beyond the exercise price. In addition, the service-based stock options granted typically vest in equal installments over five years, which we believe provides an incentive to our executives to add value to the Company over the long term and to remain with us.

Equity-based award levels vary among executive officers based on their positions and annual performance assessment, and draw on publicly available compensation and survey data. In addition, the Compensation Committee reviews all components of the executive’s compensation to ensure that an executive’s total compensation conforms to our overall philosophy and objectives.

Typically, the stock options we grant to our executives have a ten-year term and vest as to 20% of the shares on the first anniversary of the grant date and as to an additional 20% of the shares at each subsequent anniversary of the grant date until the fifth anniversary of the grant date. Vesting ceases upon termination of employment and exercise rights cease three months following termination of employment, except in the case of death or disability or for employees with greater than ten years of continuous service. Prior to the exercise of an option, the holder has no rights as a stockholder with respect to the shares subject to such option, including voting rights and the right to receive dividends or dividend equivalents.

Typically, the restricted stock we grant to our executives vests over three years starting on the first anniversary of the grant date, and in most cases, subject to the attainment of certain performance goals. Vesting may be accelerated upon a change in control event, death or disability of the recipient or circumstances described in an employment offer letter or agreement with the recipient, and 50% of all unvested restricted shares will vest immediately upon qualifying retirement of the recipient. Executives who are granted restricted stock may instead elect to receive an amount of stock options of equal value as calculated by the Black-Scholes formula, subject to the same vesting terms. Vesting ceases upon termination of employment.

The number of stock options and restricted stock granted to our named executive officers in the 2011 fiscal year, and the value of those grants determined in accordance with ASC 718, are shown on page 21 in the 2011 Grants of Plan-Based Awards Table. In making the grant determinations, the Compensation Committee considered each named executive officer’s performance over the preceding year, the overall Company performance over the same period, the need to motivate the named executive officers for outstanding future performance, and the retention of the named executive officers over future years.

The Company’s performance assessed by the Compensation Committee based on a framework that includes operational objectives, financial objectives and business development objectives that are all drawn from the Company’s budget. The criteria which the Compensation Committee currently uses to evaluate Company performance include:

•	advancement of our technology;

•	meeting budgeted performance;

•	expansion of customer and strategic partner base;

•	development and management of the employee base; and

•	maintenance of worldwide regulatory compliance.

No single Company objective is determinative of the Compensation Committee’s measure of the Company’s performance. The Compensation Committee, in its sole discretion, reviews the total performance of the Company, including all of the Company objectives, and makes its subjective determination of the Company’s performance. The Compensation Committee’s determination is not dictated by a specific formula, and the achievement of any particular Company objective, whether an operational, financial or business development objective, does not automatically result in any particular level of award. Under this framework, the Company could fail to achieve one Company objective and the Compensation Committee may still determine that the Company’s performance warrants a high level of award for the purposes of that annual period. Conversely, the Company could meet most of the Company objectives and the Compensation Committee may determine that the Company’s performance does not warrant a high level of award. The approval of annual equity-based awards by the Compensation Committee is a completely subjective determination based on all factors deemed relevant by the Compensation Committee.

In June 2011, in connection with our annual performance reviews, we awarded stock options and restricted stock to our executive officers. These awards are not reflected in the Summary Compensation Table or 2011 Grants of Plan-Based Awards Table because the awards were made in fiscal 2012, and therefore no compensation costs for financial reporting purposes were recorded for these awards in fiscal 2011.

We do not have guidelines specifying an equity ownership requirement for our executives.

Benefits and Other Compensation.  We maintain broad-based benefits that are provided to all employees, including health and dental insurance, life and disability insurance and a 401(k) plan. We are permitted to match employees’ 401(k) plan contributions; in fiscal 2011 we employed a 50% match, subject to vesting and other terms and conditions. Executives are eligible to participate in all of our employee benefit plans, in each case on the same basis as other employees.

Severance and Change-in-Control Benefits.  Pursuant to employment agreements we have entered into with certain of our executives and our stock plans, our executives are entitled to specified benefits in the event of the termination of their employment under specified circumstances, including termination following a change in control of our Company. We have provided more detailed information about these benefits, along with estimates of their value under various circumstances, under the caption “Potential Payments Upon Termination of Employment or Change in Control” below.

We believe providing these benefits helps us compete for executive talent. After reviewing the practices of similarly-situated companies, we believe that our severance and change-in-control benefits are generally in line with severance packages offered in our industry and geographic region.

Tax Considerations

The Internal Revenue Service, pursuant to Section 162(m) of the Code, generally disallows a tax deduction for compensation in excess of $1.0 million paid to our chief executive officer and to each other officer (other than our chief executive officer and our chief financial officer) whose compensation is required to be reported to our stockholders pursuant to the Exchange Act by reason of being among the three most highly paid executive officers. Certain compensation, including qualified performance-based compensation, will not be subject to the deduction limit if certain requirements are met. The Compensation Committee believes that tax deductibility is an important factor, but not the sole factor, to be considered in setting executive compensation policy. Accordingly, the Compensation Committee generally intends to take such reasonable steps as are required to avoid the loss of a tax deduction due to Section 162(m). However, the Compensation Committee may, in its judgment, authorize compensation payments that do not comply with the exemptions in Section 162(m) when it believes that such payments are appropriate to attract and retain executive talent.

Summary Compensation Table

The following table sets forth the compensation paid or accrued during the fiscal year ended April 30, 2011 to our executive chairman, chief executive officer and chief financial officer. We refer to these officers collectively as our named executive officers.

					Restricted	All Other
		Salary	Bonus	Option	Stock	Compensation	Total
Name and Principal Position	Year	($)	($)	Awards ($)	Award ($)	($)	($)
		(a)	(b)	(c)	(d)	(e)

Dr. George W. Taylor	2011	492,879	120,000	119,637	15,870	11,000	759,386
Executive Chairman	2010	496,701	125,000	105,321	15,900	11,000	753,922
	2009	482,443	153,833	287,280	—	12,900	936,456
Charles F. Dunleavy	2011	442,912	117,000	124,518	15,870	11,000	711,300
Chief Executive Officer(f)	2010	360,462	125,000	372,719	783,900	11,000	1,653,081
	2009	309,379	117,833	276,400	—	10,449	714,061
Brian M. Posner	2011	242,916	45,061	124,518	52,900	—	465,395
Chief Financial Officer

(a)	Salary represents actual salary earned during each fiscal year. The amounts in this column are different from the amounts listed below under description of employment agreements, due to increases in salary levels and payments for unused vacation during each fiscal year.

(b)	The amounts in this column reflect cash bonuses paid to the named executive officers for performance during the applicable fiscal year. All bonuses for named executive officers were entirely discretionary.

(c)	The entries in the option awards column reflect the grant date fair value of the awards for fiscal 2011, 2010, and 2009 as applicable, for financial statement reporting purposes in accordance with Accounting Standards Codification (ASC) No. 718, Compensation — Stock Compensation, excluding forfeiture assumptions, and utilizing the Black-Scholes method. See Note 2(m) of the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended April 30, 2011 for a discussion of the relevant assumptions used to determine the valuation of our stock options for accounting purposes.

(d)	The amounts in this column reflect grant date fair value of the awards for fiscal 2011, 2010 and 2009, as applicable, for financial statement reporting purposes in accordance with Accounting Standards Codification (ASC) No. 718, Compensation — Stock Compensation. See Notes 2(n) and 11 of the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended April 30, 2011 for a discussion regarding the valuation of our restricted stock for accounting purposes.

(e)	In each case, reflects Company 401(k) plan matching contributions.

(f)	Mr. Dunleavy served as our chief financial officer until January 15, 2010 when he transitioned to the position of our chief executive officer.

2011 Grants of Plan-Based Awards Table

The following table provides information regarding grants of plan-based awards made to the named executive officers during fiscal 2011. All grants were made under our 2006 Stock Incentive Plan.

		All Other Option
		Awards: Number	All Other	Exercise or Base	Grant Date Fair
		of Securities	Stock Awards;	Price of Option	Value of Stock and
		Underlying	No. of Shares	Awards ($/Sh)	Option Awards ($)
Name	Grant Date	Options (#)	of Stock	(a)	(b)

Dr. George W. Taylor	7/16/2010	30,000	—	5.29	119,637
	7/16/2010	—	3,000	—	15,870
Charles F. Dunleavy	7/16/2010	30,000	—	5.29	124,518
	7/16/2010	—	3,000	—	15,870
Brian M. Posner	7/16/2010	30,000	—	5.29	124,518
	7/16/2010	—	10,000	—	52,900

(a)	The exercise price listed in this column represents the closing price of our Common Stock on the NASDAQ Global Market on the date of grant.

(b)	The amounts in this column represent the grant date fair value of the awards in accordance with Accounting Standards Codification (ASC) No. 718, Compensation — Stock Compensation, excluding forfeiture assumptions. Refer to Note 2(n) and Note 11 of the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended April 30, 2011 for a discussion of the relevant assumptions used to determine the valuation of our stock and options for accounting purposes.

Employment Agreements

Dr. George W. Taylor — Executive Chairman

Under an amended and restated employment agreement entered into in April 2009, Dr. Taylor is entitled to an annual base salary of $475,000 subject to adjustment upon annual review by our Board of Directors. Dr. Taylor is also eligible to earn discretionary incentive bonuses and incentive compensation.

Upon the termination of his employment other than for cause, or if he terminates his employment for good reason, Dr. Taylor has the right to receive severance payments equal to one year of his base salary then in effect. Dr. Taylor is not entitled to severance if we terminate his employment for cause or if he resigns without good reason. Pursuant to this agreement, Dr. Taylor is prohibited from competing with us and soliciting our customers, prospective customers or employees during the term of his employment and for a period of one year after the termination or expiration of his employment.

Charles F. Dunleavy — Chief Executive Officer

Under an amended and restated employment agreement entered into in April 2009, Mr. Dunleavy is entitled to an annual base salary of $300,000 subject to adjustment upon annual review by our Board of Directors. Mr. Dunleavy’s annual base salary was adjusted by our Board of Directors upon his assumption of the chief executive officer position and effective January 15, 2010, was increased to $425,000. Mr. Dunleavy is also eligible to earn discretionary incentive bonuses and incentive compensation.

Upon the termination of his employment other than for cause, or if he terminates his employment for good reason, Mr. Dunleavy has the right to receive severance payments equal to one year of his base salary then in effect. Mr. Dunleavy is not entitled to severance if we terminate his employment for cause or if he resigns without good reason. Pursuant to this agreement, Mr. Dunleavy is prohibited from competing with us and soliciting our customers, prospective customers or employees during the term of his employment and for a period of one year after the termination or expiration of his employment.

Brian M. Posner — Chief Financial Officer, Secretary and Treasurer

Under an agreement entered into in May 2010, Mr. Posner is entitled to an annual base salary of $265,000 subject to adjustment upon annual review by our Board of Directors. Mr. Posner’s base salary has been adjusted by our Board of Directors and effective May 1, 2011 was increased to $282,000. Mr. Posner is also eligible to earn discretionary incentive bonuses and incentive compensation.

Upon the termination of his employment other than for cause, or if he terminates his employment for good reason, Mr. Posner has the right to receive a severance payment based on his base salary then in effect. If such termination occurs after the first twelve months of employment, Mr. Posner will receive three months of base salary. If such termination occurs after the first twenty-four months of employment, Mr. Posner will receive six months of base salary. Mr. Posner is prohibited from competing with us and soliciting our customers, prospective customers or employees during the term of his employment and for a period of one year after the termination or expiration of his employment.

Stock Option and Other Compensation Plans

Incentive Stock Option Plan

Our Incentive Stock Option Plan was adopted by our Board of Directors on May 4, 1994, was approved by our stockholders on August 22, 1994 and expired on August 24, 2001. The Incentive Stock Option Plan provided for the grant of incentive stock options to our employees and officers. A maximum of 337,500 shares of Common Stock were authorized for issuance under this plan.

The Incentive Stock Option Plan provides that outstanding options become fully exercisable if we undergo a fundamental transaction, as defined in the Incentive Stock Option Plan, and the successor entity does not assume the options under the Incentive Stock Option Plan or substitute equivalent options.

As of April 30, 2011, options to purchase 25,500 shares of our Common Stock at a weighted average exercise price of $20.00 were outstanding under our Incentive Stock Option Plan, options to purchase 28,525 shares of Common Stock had been exercised and options to purchase 218,899 shares of Common Stock had been forfeited. No awards have been granted under the Incentive Stock Option Plan since its expiration in 2001.

2001 Stock Plan

Our 2001 Stock Plan was adopted by our Board of Directors and approved by our stockholders on August 24, 2001. The 2001 Stock Plan provides for the grant of incentive stock options, non-statutory options, restricted stock awards and stock awards. A maximum of 1,000,000 shares of Common Stock are authorized for issuance under our 2001 Stock Plan. Our employees, officers, directors, consultants and advisors are eligible to receive awards under our 2001 Stock Plan; however, incentive stock options may only be granted to our employees.

Our Board of Directors administers our 2001 Stock Plan. Pursuant to the terms of our 2001 Stock Plan, and to the extent permitted by law, our Board may delegate administrative authority to a committee composed of two or more of our non-executive directors. Our Board of Directors, or a committee to whom the Board of Directors delegates authority, selects the recipients of awards and determines:

•	the number of shares of Common Stock covered by options and the dates upon which the options become exercisable;

•	the exercise price of options;

•	the duration of the options; and

•	the terms and conditions of awards, including transfer restrictions, conditions for repurchase and rights of first refusal.

The 2001 Stock Plan provides that outstanding options shall become fully exercisable if we undergo a fundamental transaction, as defined in the 2001 Stock Plan, and the successor entity does not assume the options under the 2001 Stock Plan or substitute equivalent options.

As of April 30, 2011, options to purchase 430,675 shares of our Common Stock at a weighted average exercise price of $14.08 were outstanding under our 2001 Stock Plan, 43,100 options to purchase shares of Common Stock had been exercised and options to purchase 374,415 shares of Common Stock had been forfeited. No further stock options or other awards have been granted under the 2001 Stock Plan since the effective date of our 2006 Stock Incentive Plan described below.

2006 Stock Incentive Plan

Our 2006 Stock Incentive Plan was adopted by our Board of Directors on December 7, 2006, was approved by our stockholders on January 12, 2007 and became effective on April 24, 2007. The 2006 Stock Incentive Plan provides for the grant of incentive stock options, non-statutory stock options, restricted stock awards and other stock-unit awards. On October 2, 2009, an amendment to the 2006 Stock Incentive Plan was approved, increasing the aggregate number of shares authorized for issuance by 850,000 shares to 1,653,215 shares.

Our employees, officers, directors, consultants and advisors are eligible to receive awards under our 2006 Stock Incentive Plan; however, incentive stock options may only be granted to our employees. The maximum number of shares of Common Stock with respect to which awards may be granted to any participant under our 2006 Stock Incentive Plan is 200,000 per calendar year.

Our 2006 Stock Incentive Plan is administered by our Board of Directors. Pursuant to the terms of our 2006 Stock Incentive Plan, and to the extent permitted by law, our Board of Directors may delegate authority to one or more committees or subcommittees of the Board of Directors or to our officers. Our Board of Directors or any committee to whom the Board of Directors delegates authority selects the recipients of awards and determines:

•	the number of shares of Common Stock covered by options and the dates upon which the options become exercisable;

•	the exercise price of options; provided, however, that the exercise price shall not be less than 100% of the fair market value of the underlying Common Stock on the date the option is granted;

•	the duration of the options; and

•	the number of shares of Common Stock subject to any restricted stock or other stock-unit awards and the terms and conditions of such awards, including conditions for repurchase, issue price and repurchase price.

If our Board of Directors delegates authority to an officer, the officer has the power to make awards to all of our employees, except to executive officers. Our Board of Directors will fix the terms of the awards to be granted by such officer, including the exercise price of such awards, and the maximum number of shares subject to awards that such officer may make.

If a merger or other reorganization event occurs, our Board of Directors may provide that all of our outstanding options are to be assumed or substituted by the successor corporation. Our Board of Directors may also provide that, in the event the succeeding corporation does not agree to assume, or substitute for, outstanding options, then all unexercised options will become exercisable in full prior to the completion of the event and that these options will terminate immediately prior to the completion of the merger or other reorganization event if not previously exercised. Our Board of Directors may also provide for a cash out of the value of any outstanding options.

No awards may be granted under our 2006 Stock Incentive Plan after December 6, 2016, but the vesting and effectiveness of awards granted before that date may extend beyond that date. Our Board of Directors may amend, suspend or terminate our 2006 Stock Incentive Plan at any time, except that stockholder approval will be required for any revision that would materially increase the number of shares reserved for issuance, expand the types of awards available under the plan, materially modify plan eligibility requirements, extend the term of the plan or materially modify the method of determining the exercise price of options granted under the plan, or otherwise as required to comply with applicable law or stock market requirements.

As of April 30, 2011, options to purchase 833,260 shares of our Common Stock at a weighted average exercise price of $8.33 were outstanding under our 2006 Stock Incentive Plan, no options to purchase shares of Common Stock had been exercised and options to purchase 350,124 shares of Common Stock had been forfeited.

As of April 30, 2011, we had granted 223,620 shares of restricted Common Stock under our 2006 Stock Incentive Plan, of which 150,953 remain outstanding.

2011 Outstanding Equity Awards at Fiscal Year End Table

The following table contains certain information regarding equity awards held by the named executive officers as of April 30, 2011:

	Option Awards
									Market
	Number of		Number of				Number of		Value of
	Securities		Securities				Shares or		Shares or
	Underlying		Underlying				Units of		Units of
	Unexercised		Unexercised				Stock That		Stock That
	Options (#)		Options (#)		Option	Option	Have Not		Have
Name	Exercisable		Unexercisable		Exercise Price ($)	Expiration Date	Vested #		Not Vested ($)

Dr. George W. Taylor	60,000	(a)	—		6.70	7/30/2011	—		—
	45,000	(a)	—		13.80	6/16/2011	—		—
	25,000	(a)	—		16.11	6/15/2017	—		—
	25,000	(c)	—		16.11	6/15/2017	—		—
	22,500	(a)	—		9.52	6/19/2018	—		—
	22,500	(c)	—		9.52	6/19/2018	—		—
	15,000	(d)	15,000	(d)	4.85	10/1/2019	—		—
	—		30,000	(d)	5.29	7/15/2020	—		—
	—		—		—	—	1,500	(e)	7,305
	—		—		—	—	3,000	(f)	14,610
Charles F. Dunleavy	18,750	(b)	—		20.00	9/30/2011	—		—
	22,500	(a)	—		6.70	9/30/2012	—		—
	22,500	(a)	—		17.00	9/30/2013	—		—
	17,000	(b)	—		17.90	12/15/2013	—		—
	15,000	(a)	—		14.50	11/22/2014	—		—
	13,500	(b)	—		11.90	6/17/2015	—		—
	32,000	(b)	8,000	(b)	13.80	6/16/2016	—		—
	25,200	(b)	16,800	(b)	16.11	6/15/2017	—		—
	16,000	(b)	24,000	(b)	9.52	6/19/2018	—		—
	6,000	(b)	24,000	(b)	4.85	10/1/2019	—		—
	11,000	(b)	44,000	(b)	6.40	1/27/2020	—		—
	—		30,000	(b)	5.29	7/15/2020	—		—
	—		—		—	—	1,500	(e)	7,305
	—		—		—	—	103,333	(g)	503,232
	—		—		—	—	3,000	(f)	14,610
Brian M. Posner	—		30,000	(b)	5.29	7/15/2020	—		—
	—		—		—	—	10,000	(h)	48,700

(a)	These options were fully vested on the grant date.

(b)	These options vest over a five-year period of employment.

(c)	These options vested after one year, on the first anniversary of the grant date.

(d)	These options vest over a two-year period of employment.

(e)	These shares were granted on July 17, 2009 and vest over a two-year period of employment.

(f)	These shares were granted on July 16, 2010 and vest over a two-year period based on individual and company performance as determined by the Compensation Committee.

(g)	These shares were granted on January 28, 2010. Of these shares, 50,000 shares vest in three equal annual installments beginning one year after date of grant, and 70,000 shares vest based on performance criteria to be determined by the Compensation Committee.

(h)	These shares were granted on July 16, 2010 and vest over a three-year period based on individual and company performance as determined by the Compensation Committee.

2011 Option Exercises and Stock Vested Table

There were no option exercises during the year ended April 30, 2011.

	Option Awards		Stock Awards
Number of
	Number of	Value	Shares	Value
	Shares	Realized	Acquired	Realized
	Acquired	on	on	on
	on Exercise	Exercise	Vesting	Vesting
Name	(#)	($)	(#)	($)

Dr. George Taylor	—	—	1,500	8,025
Charles F. Dunleavy	—	—	1,500	8,025
	—	—	16,667	91,835
Brian M. Posner	—	—	—	—

Potential Payments Upon Termination of Employment or Change in Control

The following information and table set forth the amount of payments to each of our named executive officers in the event of a termination of employment.

Assumptions and General Principles.  The following assumptions and general principles apply with respect to the following table and any termination of employment of a named executive officer:

•	The amounts shown in the table assume that each named executive officer was terminated on April 29, 2011, the last business day of our fiscal year. Accordingly, the table reflects amounts earned as of April 29, 2011 and includes estimates of amounts that would be paid to the named executive officer upon the occurrence of a termination or change in control. The actual amounts to be paid to a named executive officer can only be determined at the time of an actual termination or change in control.

•	A named executive officer may exercise any stock options that are exercisable prior to the date of termination and any payments related to these stock options are not included in the table because they are not severance payments.

Termination by Company without Cause; Termination by Executive with Good Reason.  Our employment contracts with Dr. Taylor and Mr. Dunleavy provide for severance pay equal to one year of base salary payable in one lump sum within 30 days of termination, and the continuation of health care benefits for 12 months in the event that employment is terminated by the Company other than for cause or by the executive with good reason.

Our employment contract with Mr. Posner provides for severance pay based on his base salary then in effect. If the termination occurs after one year of employment, the severance payment will equal three months base salary; if the termination occurs after two years of employment, the severance payment will equal six months of base salary. The contract also provides for immediate vesting of the unvested portion of his initial option and restricted stock grant.

Termination by Company with Cause; Termination by Executive without Good Reason.  Under our employment contracts with the named executive officers, upon termination for cause or at the executive’s election without good reason, the executive is entitled to the base salary and benefits due and owing to the executive as of the date of termination.

Change in Control.  The employment agreements for Dr. Taylor, Mr. Dunleavy and Mr. Posner do not contain change of control provisions; therefore, the amounts shown for cash severance and continued healthcare benefits are the same as for termination without cause. The restricted stock agreement provides for accelerated stock option vesting upon a change in control.

Qualifying retirement.  Under our restricted stock agreements with the named executive officers, upon a qualifying retirement 50% of unvested restricted shares will vest immediately. A “Qualifying Retirement” means retirement by the recipient after satisfaction of the conditions in either clause (A) or clause (B): (A) the recipient has both (1) attained the age of 55 and (2) completed at least ten years of employment with the Company; or (B) the sum of the recipient’s age plus the number of years he or she has been employed by the Company equals or exceeds 75 years.

	Dr. George W.	Charles F.	Brian M.
Event	Taylor	Dunleavy	Posner (1)

Termination by Company without Cause or by Executive with Good Reason
Cash severance payment	$475,000	$425,000	$—
Continued healthcare benefits	8,604	12,437	—
Stock Option Accelerated Vesting	—	—	—
Restricted Stock Accelerated Vesting	—	—	48,700

Total	$483,604	$437,437	$48,700

	Dr. George W.	Charles F.	Brian M.
	Taylor	Dunleavy	Posner (1)

Change in Control with Termination
Cash severance payment	$475,000	$425,000	$—
Continued healthcare benefits	8,604	12,437	—
Stock Option Accelerated Vesting	—	—	—
Restricted Stock Accelerated Vesting	21,915	525,147	48,700

Total	$505,519	$962,584	$48,700

	Dr. George W.	Charles F.	Brian M.
	Taylor	Dunleavy	Posner

Qualifying Retirement
Restricted Stock Accelerated Vesting	$21,915	$262,573	$—

Total	$21,915	$262,573	$—

(1)	Mr. Posner joined the Company in June 2010. Had his employment terminated on April 29, 2011, he would not have been entitled to severance because the termination occurred before the first anniversary of his employment. His agreement also provides for accelerated vesting of his initial stock option and restricted share grant. No value is shown for accelerated stock option vesting since the stock price was below the exercise price on April 29, 2011.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

By the Compensation Committee of the Board of Directors of Ocean Power Technologies, Inc.

Seymour S. Preston III, Chairman
Thomas J. Meaney
J. Victor Chatigny

Notwithstanding contrary statements set forth in any of our previous filings under the Securities Act or the Exchange Act that might incorporate future filings, including this Proxy Statement, the Compensation Committee report and the Audit Committee Report set forth below shall not be incorporated by reference into such future filings.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves as a member of the Board of Directors or Compensation Committee, or other committee serving an equivalent function, of any entity that has one or more executive officers who serve as members of our Board of Directors or our Compensation Committee. None of the members of our Compensation Committee has ever been our employee. See “Certain Relationships and Related Person Transactions — Related Person Transactions” for information regarding a related party transaction with a member of our Compensation Committee.

Equity Compensation Plan Information

The following table summarizes the total number of outstanding options and shares available for other future issuances of options under all of our equity compensation plans as of April 30, 2011.

Number of Shares
Remaining
	Number of Shares to		Available for Future
	be Issued Upon		Issuance Under the
	Exercise of	Weighted-Average	Equity Compensation
	Outstanding Options,	Exercise Price of	Plan (Excluding
	Warrants	Outstanding Options,	Shares in First
Plan Category	and Rights	Warrants and Rights	Column)

Equity compensation plans approved by stockholders(1)	1,353,935	$10.30	611,126
Equity compensation plans not approved by stockholders	—	—	—

(1)	Consists of our Incentive Stock Option Plan, our 2001 Stock Plan and our 2006 Stock Incentive Plan.

3.	ADVISORY RESOLUTION ON EXECUTIVE COMPENSATION PRACTICES

In accordance with recently adopted Section 14A of the Securities Exchange Act of 1934, we are asking stockholders to approve the following advisory resolution at the 2011 Annual Meeting of Stockholders:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion in the Company’s proxy statement for its 2011 Annual Meeting of Stockholders is hereby APPROVED.

The Board of Directors recommends a vote FOR this resolution because it believes that the policies and practices described in the Compensation Discussion and Analysis are effective in achieving our goals of rewarding sustained financial and operating performance and leadership excellence, aligning the executives’

long-term interests with those of our stockholders and motivating the executives to remain with us for long and productive careers. Named executive officer compensation over the past three years reflects amounts of cash and equity compensation consistent with our stated goals and objectives.

We urge stockholders to read the Compensation Discussion and Analysis beginning on page 13 of this proxy statement, as well as the 2011 Summary Compensation Table and related compensation tables and narrative, appearing on pages 20 through 27 which provide detailed information on our compensation policies and practices and the compensation of our named executive officers.

This advisory resolution, commonly referred to as a “say-on-pay” resolution, is nonbinding on the Board of Directors. Although nonbinding, the Board will review and consider the voting results when evaluating our executive compensation program.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE ADVISORY RESOLUTION ON EXECUTIVE COMPENSATION.

4.	ADVISORY VOTE ON THE FREQUENCY OF FUTURE VOTES ON EXECUTIVE COMPENSATION PRACTICES

In Proposal Number 3 above, we are asking stockholders to vote on an advisory resolution on executive compensation. Pursuant to recently adopted Section 14A of the Exchange Act, we are also asking stockholders to vote on whether future advisory votes on executive compensation should occur every year, every two years or every three years. Stockholders will be able to specify one of four choices for this proposal on the proxy card: one year, two years, three years or abstain. Stockholders are not voting to approve or disapprove the Board’s recommendation. This advisory vote on the frequency of future advisory votes on executive compensation is nonbinding on the Board.

The Board understands that there are different views as to what is an appropriate frequency for advisory votes on executive compensation. Ocean Power Technologies, Inc. has sought information from several industry sources on the recommended course of action. Based on this research, the Board of Directors is recommending that stockholders vote for holding the advisory vote on executive compensation EVERY YEAR.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR CONDUCTING FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION PRACTICES EVERY YEAR.

Report of Audit Committee

The Audit Committee has reviewed the Company’s audited consolidated financial statements for the fiscal year ended April 30, 2011 and discussed them with the Company’s management and the Company’s independent registered public accounting firm.

The Audit Committee has also received from, and discussed with, the Company’s independent registered public accounting firm various communications that the Company’s independent registered public accounting firm is required to provide to the Audit Committee, including the matters required to be discussed by Statement on Auditing Standards No. 61, Communications with Audit Committees, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee has received the written disclosures and the letter from the Company’s independent registered public accounting firm required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as adopted by the Public Company Accounting Oversight Board in Rule 3600T, and has discussed with the Company’s independent registered public accounting firm their independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Company’s Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended April 30, 2011.

By the Audit Committee of the Board of Directors of Ocean Power Technologies, Inc.

Paul F. Lozier, Chairman
Seymour S. Preston III
J. Victor Chatigny

Other Business

As of the date of this Proxy Statement, the Board of Directors knows of no business to be presented at the Meeting other than as set forth herein. If other matters properly come before the Meeting, the persons named as proxies will vote on such matters in their discretion.

Stockholder Proposals for 2012 Annual Meeting

In order for a stockholder proposal, including a director nomination, to be considered for inclusion in our proxy statement for the 2012 annual meeting of stockholders, the written proposal must be received at our principal executive offices on or before April 28, 2012. The proposal should be addressed to Secretary, Ocean Power Technologies, Inc., 1590 Reed Road, Pennington, NJ 08534. The proposal must comply with SEC regulations regarding the inclusion of stockholder proposals in company-sponsored proxy materials.

In accordance with our by-laws, a stockholder who wishes to present a proposal for consideration at the 2012 annual meeting must deliver a notice of the matter the stockholder wishes to present to our principal executive offices in Pennington, NJ, at the address identified in the preceding paragraph, not less than 90 nor more than 120 days prior to the first anniversary of the date of this year’s Meeting. Accordingly, any notice given by or on behalf of a stockholder pursuant to these provisions of our by-laws (and not pursuant to Rule 14a-8 of the SEC) must be received no earlier than June 8, 2012 and no later than July 8, 2012 (except that in the event that the date of the 2012 annual meeting of stockholders is advanced by more than 20 days, or delayed by more than 60 days, from the first anniversary of the 2011 annual meeting of stockholders, a stockholder’s notice must be so received not earlier than the 120th day prior to the 2012 annual meeting and not later than the close of business on the later of (A) the 90th day prior to the 2012 annual meeting and (B) the tenth day following the day on which notice of the date of the 2012 annual meeting was mailed or public disclosure of the date of the 2012 annual meeting was made, whichever first occurs). The notice should include (i) a brief description of the business desired to be brought before the 2012 annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and record address of the stockholder, (iii) the class or series and number of shares of capital stock of the Company beneficially owned or owned of record by the stockholder, (iv) a description of all arrangements or understandings between the stockholder and any other person or persons (including their names) in connection with the proposal and any material interest of the stockholder in such business, (v) a representation that the stockholder intends to appear in person or by proxy at the 2012 annual meeting to bring such business before the meeting and (vi) a representation as to whether such stockholder intends, or is part of a group that intends, to deliver a proxy statement and/or solicit proxies.

Annual Report

Our 2011 Annual Report on Form 10-K is concurrently being mailed to stockholders. The Annual Report contains our consolidated financial statements and the report thereon of KPMG LLP, independent registered public accounting firm. Stockholders may obtain an additional copy of our Annual Report on Form 10-K filed with the Securities and Exchange Commission for the year ended April 30, 2011, without charge, by writing to Ocean Power Technologies, Inc., 1590 Reed Road, Pennington, NJ 08534.

Householding of Annual Meeting Materials

We have adopted the cost saving practice of “householding” proxy statements and annual reports. Some banks, brokers and other nominee record holders are also “householding” the proxy statements and annual reports for their customers. This means that only one copy of our proxy statement or annual report may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you if you call or write us at the following address or phone number: Ocean Power Technologies, Inc., 1590 Reed Road, Pennington, NJ 08534, (609) 730-0400, Attention: Secretary. If you want to receive separate copies of the annual report and proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address and phone number.

BY ORDER OF THE BOARD OF DIRECTORS
Brian M. Posner
Secretary

Dated: August 26, 2011

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, STOCKHOLDERS ARE URGED TO COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING FORM OF PROXY IN THE ENCLOSED ENVELOPE.

Voting Instructions
You can vote by Internet or by mail!
You may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE BAR ENTITLED “ANNUAL MEETING PROXY CARD.”

Proxies submitted by the Internet must be received by 1:00 a.m., Eastern Time, October 6, 2011.

Vote by Internet • Log on to the Internet and go to www.investorvote.com/OPTT • Follow the steps outlined on the secured website.

Vote by Mail • Fold along the perforation, detach and return the bottom portion in the enclosed envelope. Be sure to add postage if sending by airmail.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals— The Board of Directors recommends a vote FOR each of the director nominees listed, For Proposals 2 and 3, and 1 Year for Proposal 4.

1.	Election of Directors:	For	Withhold		For	Withhold		For	Withhold	+

	01 - Seymour S. Preston III*	☐	☐	02 - David L. Davis*	☐	☐	03 - Thomas J. Meaney*	☐	☐

	04 - Bruce A. Peacock*	☐	☐	05 - George W. Taylor*	☐	☐	06 - Charles F. Dunleavy*	☐	☐

	* Each to serve for a one-year term expiring at the 2012 annual meeting of stockholders.							☐	☐

			For	Against	Abstain

2.	Ratify the selection of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending April 30, 2012.		☐	☐	☐	3.	Approve, on a nonbinding advisory basis, the executive compensation practices of the Company.	☐	☐	☐
		1 Yr	2 Yrs	3 Yrs	Abstain
4.	Recommend, on a nonbinding advisory basis, the frequency of future advisory votes on the executive compensation practices of the Company.	☐	☐	☐	☐

B Non-Voting Items

Change of Address — Please print new address below.	Meeting Attendance
	Mark box to the right if you plan to attend the annual meeting.	☐
C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
NOTE: Sign exactly as your name(s) appears on your stock certificate(s). If the shares are held jointly, each holder should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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▼IF YOU HAVE NOT VOTED VIA THE INTERNET, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.▼

Proxy — OCEAN POWER TECHNOLOGIES, INC.

PROXY FOR COMMON STOCK
Annual Meeting of Stockholders, October 6, 2011
THIS PROXY IS SOLICITED ON BEHALF OF OCEAN POWER TECHNOLOGIES, INC. BY ITS BOARD OF DIRECTORS
The undersigned revokes all previous proxies, acknowledges receipt of the notice of the annual meeting of stockholders to be held on October 6, 2011, the proxy statement and all other proxy materials and appoints George W. Taylor and Charles F. Dunleavy, and each of them, the proxy of the undersigned, with full power of substitution, to vote all shares of common stock of Ocean Power Technologies, Inc. which the undersigned is entitled to vote, either on his, her or its own behalf or on behalf of any entity or entities, at the annual meeting of the stockholders of the company to be held on October 6, 2011 at 9:00 a.m. local time at the company's corporate offices located at 1590 Reed Road, Pennington, New Jersey, 08534, USA, and at any adjournment or postponement thereof, with the same force and effect as the undersigned might or could do if personally present thereat. The shares represented by this proxy shall be voted in the manner set forth on the reverse side.
The board of directors recommends a vote “FOR” the director nominees listed on the reverse side, a vote “FOR” proposals 2 and 3, and for “1 Year” for proposal 4. This proxy, when properly executed, will be voted as specified on the reverse side. If no specification is made, this proxy will be voted as follows: for the election of the director nominees listed on the reverse side, for the ratification of KPMG LLP as independent advisors of the Company for fiscal 2012, for the approval of executive compensation by advisory vote and “1 Year” for the advisory vote on future advisory votes on executive compensation.

SEE REVERSE SIDE	CONTINUED AND TO BE VOTED ON REVERSE SIDE	SEE REVERSE SIDE